                        DELMARVA POWER & LIGHT COMPANY

                               800 KING STREET
                                 P.O. BOX 231
                          WILMINGTON, DELAWARE 19899

HOWARD E. COSGROVE
  CHAIRMAN OF THE BOARD, PRESIDENT
  AND CHIEF EXECUTIVE OFFICER

                                              April 21, 1995

To The Holders of Common Stock of
  Delmarva Power & Light Company:

  You are cordially invited to attend the Annual Meeting of Stockholders of Delmarva Power & Light Company (the "Company") to be held at the University of Delaware's John M. Clayton Hall, located on Rt. 896 North, Newark, Delaware, on Thursday, May 25, 1995 at 11:00 A.M.

  The purpose of the meeting is:

   1. To elect four members of the Board of Directors;

   2. To appoint the Company's independent public accountants for the year 1995; and

   3. To transact such other business as may properly come before the meeting.

  The close of business on April 17, 1995 has been fixed by the Board of Directors as the time for determining the holders of Common Stock entitled to vote at this meeting.

  Please date, sign and mail the enclosed proxy as promptly as possible in the enclosed return envelope. Stockholders who are present at the meeting may withdraw their Proxy and vote in person if they so desire.

                                    Yours very truly,

                                    /s/ Howard Cosgrove


- - -------------------------------------------------------------------------------

Whether or not you expect to be present at the Annual Meeting, please sign, date and return the accompanying proxy promptly so that your shares may be represented and voted at the Meeting. You may revoke your proxy if you so desire at any time before it is voted. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

- - -------------------------------------------------------------------------------

                        DELMARVA POWER & LIGHT COMPANY

                               800 KING STREET
                                 P.O. BOX 231
                          WILMINGTON, DELAWARE 19899

                          ---------------------------

                                PROXY STATEMENT

   This statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Delmarva Power & Light Company (the "Company") to be used at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 25, 1995, and at any adjournments thereof. This Proxy Statement and accompanying proxy will be mailed to holders of Common Stock on or about April 21, 1995.

   Properly executed proxies received in time for the meeting will be voted in the manner set forth on the proxy unless specifically otherwise directed by the stockholder. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time by delivering notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company before the proxy is voted, and stockholders who are present at the meeting may revoke their proxies and vote in person.

   The Company's proxies are returned to its transfer agent who tabulates the results of the voting and notifies the Company in writing. Proxies voted at the Annual Meeting are counted by the Company's Inspectors of Election for the Annual Meeting. The Inspectors of Election are Company officers who have been appointed by the Board of Directors.

   If a proxy card indicates an abstention or a broker non-vote on a particular matter, then the shares represented by such proxy will be counted for quorum purposes. If a quorum is present, an abstention will have the effect of a vote against the matter and broker non-votes will have no effect.

   The Annual Report of the Company for the year 1994, containing financial statements, was mailed to all stockholders of record on or about March 10, 1995, and subsequently to all new stockholders through the close of business on April 17, 1995.

   On December 31, 1994, the Company had outstanding 59,542,006 shares of Common Stock. All holders of record of outstanding Common Stock at the close of business on April 17, 1995, are entitled to one vote per share at the meeting.

PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

   The Board of Directors currently consists of ten members divided into three classes. Four nominees are to be elected at the Annual Meeting to serve for a term of three years or until their successors are elected and qualified. The remaining six directors will continue to serve as set forth herein, with three directors having terms expiring in 1996 and three directors having terms expiring in 1997.

   Unless such authority is withheld, it is the intention of the persons named in the accompanying proxy to vote such proxy for the nominees named herein, who, with the exception of Weston E. Nellius, are currently serving as directors. Each nominee has consented to being named in this Proxy Statement and to serve if elected. Although it is contemplated that all of the nominees will be able to serve, in the event the inability of one or more to do so is made known prior to the meeting, the proxy holders will vote for a substitute nominee or nominees as selected by the Board of Directors.

   Effective May 25, 1995, James T. McKinstry, a director since 1987, is retiring from the Company's Board of Directors.

   Weston E. Nellius, President, Nellius Management Associates, Inc., located in Dover, Delaware, has consented to have his name placed in nomination. Mr. Nellius is very active in the community serving as a member of various governmental agencies and on the board of a number of non-profit organizations and businesses.

   All of the nominees for director were recommended by the Nominating Committee and were approved by the Board of Directors on February 23, 1995.

   The election of directors requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting.

   The nominees and directors are listed herein, together with their principal occupation or employment, certain additional information as of December 31, 1994, and their respective terms. Except as otherwise indicated, nominees and directors have been engaged in their present occupations for at least the past five years.

            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
                           AS OF FEBRUARY 28, 1995

                                              Shares of
Nominees for Director                    Common Stock(1)(2)
- - --------------------------------------   ------------------
CLASS II -- TERM EXPIRING IN 1998
   HOWARD E. COSGROVE ................         36,601(3)(4)
   AUDREY K. DOBERSTEIN ..............          1,000
   JAMES C. JOHNSON ..................          1,020
   WESTON E. NELLIUS .................            500*
Incumbent Directors
- - --------------------------------------
CLASS III -- TERM EXPIRING IN 1996
   MICHAEL G. ABERCROMBIE ............            700(5)
   ROBERT D. BURRIS ..................            500
   JAMES H. GILLIAM, JR. .............          1,000
Incumbent Directors
- - --------------------------------------
CLASS I -- TERM EXPIRING IN 1997
   MICHAEL B. EMERY ..................          1,000
   SARAH I. GORE .....................          1,000
   H. RAY LANDON .....................         26,271(3)(6)
Other Executive Officers
- - --------------------------------------
   THOMAS S. SHAW ....................         10,449(3)
   RALPH E. KLESIUS ..................         12,009(3)(4)
   PAUL S. GERRITSEN .................         11,049(3)

*Number of shares beneficially owned as of 3/10/95

   As of February 28, 1995, all current executive officers and directors as a group (20 persons) owned beneficially 162,164 shares of Common Stock, representing 0.27% of the shares of Common Stock outstanding.

- - ------

(1) Each of the individuals listed beneficially owned less than 1% of the Company's outstanding common stock.

(2) Includes shares owned beneficially by officers/directors and Other Executive Officers of the Company pursuant to the Company's Savings & Thrift Plan and Performance Based Employee Stock Ownership Plan.

(3) Includes 23,750, 11,770, 5,830, 5,830 and 4,990 shares of performance-based restricted stock for Messrs. Cosgrove, Landon, Shaw, Klesius and Gerritsen, respectively, which were granted as a part of the Company's Long-Term Incentive Plan. The number of shares actually earned will depend on the Company's performance, as measured by Total Stockholder Return (stock appreciation and dividends paid), relative to the Peer Group (as defined on page 11) at the end of a four-year period.

(4) Does not include 14,400 and 4,400 shares of Common Stock which Messrs. Cosgrove and Klesius respectively, are deemed to have beneficial ownership. These shares may be acquired upon the exercise of stock options granted under the Company's Long-Term Incentive Plan.

(5) Does not include 300 shares of Common Stock owned by Mr. Abercrombie's wife, beneficial ownership of which he disclaims.

(6) Does not include 4,200 shares of Common Stock owned by Mr. Landon's wife, beneficial ownership of which he disclaims.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNER

   The following table provides information with respect to the only person who is known to Delmarva Power & Light Company to be the beneficial owner of more than 5 percent of the outstanding common shares of the Company.

               Name                       Shares
          and Address of               Beneficially        Percent of
         Beneficial Owner                Owned(1)            Class
- - ----------------------------------   -----------------  ---------------
Franklin Resources, Inc.                 4,271,850            7.2%
777 Mariners Island Boulevard
P.O. Box 7777
San Mateo, California 94403

- - ------
(1) The share ownership shown above is based on amendment No. 2 to a Form 13G, dated February 14, 1995, filed with the Securities and Exchange Commission.

NOMINEES FOR CLASS II DIRECTORS WITH TERMS
EXPIRING IN 1998:

Howard E. Cosgrove, age 52. Director since 1986.
Chairman, President and Chief Executive Officer
of the Company (President and Chief Operating Officer        PICTURE
1991 to 1992, Executive Vice President 1985 to 1991).
Director of Wilmington Trust Company, Wilmington,
Delaware. Mr. Cosgrove is also a Trustee of The
University of Delaware.                                 Howard E. Cosgrove

Audrey K. Doberstein, age 62. Director since 1992.
President of Wilmington College, New Castle,
Delaware. Director of Mellon Bank Delaware (N.A.),           PICTURE
Wilmington, Delaware. Dr. Doberstein also serves
as a member of the Board of Directors of
Blue Cross/Blue Shield of Delaware.                     Audrey K. Doberstein

James C. Johnson, age 60. Director since 1992.
President and member of the Board of Directors
of Loyola Capital Corporation and President of
its primary subsidiary, Loyola Federal Savings               PICTURE
Bank, Baltimore, Maryland. Mr. Johnson is
also a member of the Board of Directors of
the Chesapeake Bay Trust.                               James C. Johnson

Weston E. Nellius, age 59. President, Nellius
Management Associates, Inc., Dover, Delaware.
Director of Nations Bank of Delaware (N.A.),
Dover, Delaware. Mr. Nellius also serves as                  PICTURE
a member of the Board of Directors of
The Delaware Family Foundation and the
Delaware Health Care Providers Association.             Weston E. Nellius

CLASS III DIRECTORS WITH TERMS
EXPIRING IN 1996:

Michael G. Abercrombie, age 55. Director
since 1993. President of Cato, Inc. (a
petroleum distributorship), Salisbury,                       PICTURE
Maryland. Mr. Abercrombie also serves as
President of The Community Foundation of
the Eastern Shore.                                      Michael G. Abercrombie

Robert D. Burris, age 50. Director since
1993. President of Burris Foods, Inc. (a
refrigerated food distribution company),                     PICTURE
Milford, Delaware. Mr. Burris is also a
director of the Federal Reserve Bank of
Philadelphia.                                           Robert D. Burris

James H. Gilliam, Jr., age 50. Director
since 1993. Director, Executive Vice
President and General Counsel of Beneficial
Corporation (a financial services company),
Wilmington, Delaware (Executive Vice President,
General Counsel and Secretary from 1989 to 1992).            PICTURE
Director of Bell Atlantic Corporation,
Philadelphia, Pennsylvania. Mr. Gilliam is
also a Trustee of the Howard Hughes Medical
Institute and is Chairman of the Board of
Wilmington 2000, Inc.                                   James H. Gilliam

CLASS I DIRECTORS WITH TERMS
EXPIRING IN 1997:

Michael B. Emery, age 56. Director since
1994. Senior Vice President of E.I. duPont
deNemours & Company (a diversified chemical,
energy, and specialty products company),
Wilmington, Delaware (Vice President of                      PICTURE
Engineering 1989 to 1990). Mr. Emery also
serves as Chairperson of the Development
Council of Delaware Technical and Community
College.                                                Michael B. Emery

Sarah I. Gore, age 60. Director since 1990.
Human Resources Associate, W. L. Gore &
Associates, Inc. (a high technology
manufacturing company), Newark, Delaware.
Director of Delaware Trust Company,                          PICTURE
Wilmington, Delaware. Mrs. Gore and her
family created the I Have a Dream
Foundation of Delaware for which she
serves as a director.                                   Sarah I. Gore

H. Ray Landon, age 59. Director since 1988.
Executive Vice President of the Company.
Director of Artisans' Savings Bank,                          PICTURE
Wilmington, Delaware. Mr. Landon is the
Past Chairman of the Board of The Delaware
State Chamber of Commerce.                              H. Ray Landon

BOARD OF DIRECTORS MEETINGS

   The Board of Directors held ten regular meetings in 1994. All incumbent directors attended more than seventy-five percent (75%) of the aggregate of the total number of meetings of the Board of Directors and meetings of the Committees of the Board on which they served.

COMMITTEES AND COMMITTEE MEETINGS

   The Board of Directors has Audit, Executive, Investment, Nominating, Compensation and Nuclear Oversight Committees. In 1994, the Audit Committee held 2 meetings, the Executive Committee held no meetings, the Investment Committee held no meetings, the Nominating Committee held 3 meetings, the Compensation Committee held 4 meetings, and the Nuclear Oversight Committee held 2 meetings.

   The Audit Committee is comprised of three outside directors: James C. Johnson, Chairperson, Robert D. Burris and Audrey K. Doberstein. The Committee meets primarily to review and approve the scope of the annual audit of financial statements by the independent certified public accountants and to review and approve or disapprove the reports rendered by the independent certified public accountants. The Audit Committee also recommends independent certified public accountants for appointment by vote of the holders of shares of Common Stock at the Company's Annual Meeting.

   The Executive Committee is comprised of three outside directors and two inside directors. The three outside directors are James T. McKinstry (who is not standing for re-election as a director), Vice Chairperson, Sarah I. Gore and James C. Johnson. Howard E. Cosgrove, Chairperson, and H. Ray Landon are the inside director members of the Committee. During intervals between meetings of the Board of Directors, the Executive Committee may exercise all powers of the Board of Directors (except those powers specifically reserved to the full Board of Directors by Delaware and Virginia law and the Company's Restated Certificate and Articles of Incorporation, as amended, and By-Laws, as amended) in the management of all affairs of the Company.

   The Investment Committee is comprised of three outside directors and two inside directors. The three outside directors are Audrey K. Doberstein, James
H. Gilliam, Jr. and James T. McKinstry (who is not standing for re-election as a director). Howard E. Cosgrove, Chairperson, and H. Ray Landon are the inside director members of the Committee. This Committee reviews financial investments and policies encompassing matters beyond normal cash management functions, including overseeing equity funding from the Company to its subsidiary companies.

   The Nominating Committee is comprised of two outside directors and one inside director. The two outside directors are Audrey K. Doberstein, Chairperson, and Michael G. Abercrombie. Howard E. Cosgrove is the inside director member of the Committee. The Committee meets primarily to review and screen all recommendations submitted to it and to select potential candidates for vacancies that occur on the Board of Directors and to make recommendations to the Board of Directors for candidates to fill those vacancies. The Nominating Committee, in recommending candidates for election as directors, endeavors to locate candidates for Board membership who have attained prominent positions in their fields of endeavor and whose backgrounds indicate that they have broad knowledge and experience and the ability to exercise sound business judgment. The Nominating Committee will consider nominees recommended by stockholders for election as directors. The name of any such nominee, together with the nominee's qualifications and consent to be considered as a nominee, should be sent to the Secretary of the Company, pursuant to the Company's By-Laws, as amended.

   The Compensation Committee is comprised of four outside directors: Sarah
I. Gore, Chairperson, Michael B. Emery, James H. Gilliam, Jr. and James C. Johnson. This Committee reviews the compensation programs, approves the salaries of the principal officers, makes recommendations regarding remuneration of the directors, designates appropriate programs to carry out the purpose of the Long-Term Incentive Plan and approves the distribution of payments under the Management Incentive Compensation Plan.

   The Nuclear Oversight Committee is comprised of three outside directors and one inside director. The three outside directors are James T. McKinstry (who is not standing for re-election as a director), Chairperson, Michael G. Abercrombie and Robert D. Burris. Howard E. Cosgrove is the inside director member of the Committee. The Committee reviews the status of those nuclear power stations of which the Company is a part owner and assesses the Company's position in respect to related matters.

DIRECTOR'S COMPENSATION

   Directors who are not officers of the Company receive an annual retainer of $12,000 plus $700 for each Board meeting attended and $600 for each Committee of the Board meeting attended. Chairpersons of the Audit, Compensation, and Nuclear Oversight Committees receive an additional annual retainer of $1,000. There have been no changes in Director's Compensation since May 1, 1992.

CHANGES TO BY-LAWS

   There were no changes to the By-Laws of the Company during 1994.

                        DELMARVA POWER & LIGHT COMPANY
                     BOARD COMPENSATION COMMITTEE REPORT

PRINCIPLES OF EXECUTIVE COMPENSATION PROGRAM
OVERALL OBJECTIVES

   The Company's executive compensation program is designed to motivate its senior executives to achieve the Company's goals of providing its customers with high quality service at a competitive price and providing the Company's stockholders with a competitive return on their investment.

   Toward that end, the program provides:
     o Total compensation levels that are competitive with those provided by other utilities from which the Company may compete for executive talent;
     o  Base salary levels related to position and individual performance;
     o Annual incentive compensation that varies based on corporate and individual performance; and
     o Long-term incentive compensation based on long-term performance that increases stockholder value.

   In administering the executive compensation program, the Compensation Committee attempts to strike an appropriate balance among these objectives, each of which is discussed in greater detail below.

COMPETITIVE COMPENSATION LEVELS

   Compensation (base salary, annual incentive, and long-term incentive) opportunities are developed for Company executives utilizing the Edison Electric Institute ("EEI") Executive Compensation Survey Report and counsel with the Company's outside consulting firm, Towers Perrin. In general, executive compensation is targeted to the median of utility industry peers contained in the EEI Executive Compensation Survey Report (the "Peer Group") for each component of the compensation program. The compensation Peer Group does not include all of the same companies as the published industry index in the Comparison of Five Year Cumulative Total Return graph included in this Proxy Statement. However, 44 out of the 47 companies (93.6%) in the Dow Jones Electric Utilities Index are included in the EEI Executive Compensation Survey Report.

   Each component of the executive compensation program is reviewed on an annual basis to ensure its alignment with the Company's compensation philosophy. Annual base salary increases reflect the individual's performance and contribution over several years in addition to the results for a single year. Year-to-year changes in annual incentive awards vary with the Company's annual performance results. Following the 1994 salary increases, the Company's salary level for each of its five named executive officers was below the median of the salary range defined by the Peer Group.

   The Company has examined the IRS regulation pertaining to the $1,000,000 compensation deductibility cap for each of the five named executive officers and has determined that the regulation is not applicable to the Company, since the total compensation for any one individual is significantly below the cap.

ANNUAL INCENTIVE COMPENSATION

   The Company's Management Incentive Compensation Plan is designed to motivate participants to accomplish stretch financial and individual goals. The corporate financial goals relate to both customer and stockholder measurements. Two criteria must be met before there are any awards under this plan: (1) at least half of specified corporate goals must be met; and (2) actual earnings per share ("EPS") for the year must exceed 95% of the Company's EPS goal.

   The awards, upon satisfaction of these criteria, contain two components, corporate performance and individual performance. Approximately 80% of the maximum incentive opportunity for the Company's senior executives, including those named in the compensation tables in this Proxy Statement, arises out of corporate performance, which is measured by (a) the Company's EPS as compared with the Company's EPS goal, and (b) the Company's net change in electric rates per kilowatt hour as compared against the net change in the electric rates of the Peer Group over a three-year period. Generally, the payout in connection with corporate performance is determined in the following manner. There is a basic incentive opportunity ("BIO") set at the beginning of each year, which is expressed as a percentage of salary. The BIO is adjusted at year-end based upon corporate performance. This adjusted amount may not exceed 150% of the BIO. The adjustment is made based upon the EPS/Rates multiplier (the "multiplier"), which takes corporate performance into account. The BIO assumes that 100% of the annual EPS goal is met and the net change in rates over a three-year period equals the industry average. Therefore, the multiplier starts at 1.00, but it may be adjusted up or down to reflect actual results. If actual EPS is higher than the goal, the multiplier is increased by 5% for each 1% above the goal. If actual EPS is lower than the goal, the multiplier is decreased by 20% for each 1% below the goal. A second adjustment is made for the average change in rates over a three-year period, as compared to the Peer Group. If the Company's rates go down more, or increase less, than the Peer Group average, the multiplier is increased by 5% for each 1% positive deviation. If the Company's rates increase more, or decrease less than the industry average, the decrease is 2% for each 1% negative deviation.

   The remaining approximately 20% of the maximum incentive opportunity for senior executives arises out of individual performance, with a particular focus on achievement of individual goals, as evaluated at each January 1 merit review.

LONG-TERM INCENTIVE COMPENSATION

   The Company's Long-Term Incentive Plan reinforces the importance of providing investors with a competitive return on their investment. Participants in the Plan are contingently awarded shares of the Company's stock. Awards granted under this Plan consist entirely of shares of performance-based restricted stock. Actual awards are made after the end of a four-year performance cycle and are based on a comparison of the Company's performance, as measured by Total Stockholder Return (stock appreciation and dividends paid), to the Peer Group. The target number of shares will be awarded if the Company's Total Stockholder Return Percentile (4-year cumulative as compared to the Peer Group) is in the 50% to 59.9% range. The threshold number will be awarded if the Total Stockholder Return Percentile is in the 35% to 39.9% range and the maximum number will be awarded if the Stockholder Return Percentile is in the 90% to 100% range. Formerly, the Plan also provided for stock options and dividend rights, some of which are still outstanding.

SUMMARY OF ACTIONS TAKEN BY THE COMPENSATION COMMITTEE

   The Compensation Committee, consisting entirely of outside directors, reviews and approves each of the Company's executive compensation plans and assesses the effectiveness of the program as a whole. This includes activities such as reviewing the design of the Company's various incentive plans and assessing the reasonableness of the overall executive compensation program.

   In addition, the Committee administers key aspects of the Company's salary program and incentive plans, such as approving the annual salary increase budget, setting the targets used in the annual incentive plan, approving the size of the annual incentive pool and setting grant levels under the annual and long-term incentive plans. With respect to the annual incentive pool, individual awards are not limited by the size of the total pool. The awards are limited by the Plan to 27% of base salary for each of the senior executives, including the five named executive officers, and other specified amounts for other employees covered by the Plan.

   Finally, the Committee implements the Company's executive compensation program, which includes the Chief Executive Officer and the Company's four other most highly-compensated executives -- i.e., the five "named executive officers."

   Significant actions by the Committee for fiscal year 1994 included setting salaries and reviewing criteria for and approving the awarding of annual incentive awards, and long-term incentive grants. In addition, at its December 1994 meeting, as a part of the Company's overall effort to minimize 1995 base salary increases and to more closely link total compensation with corporate performance, members of the Committee made a decision that in lieu of salary increases the Company's ten most highly compensated officers would be granted additional compensation opportunities through an increase in Long-Term Incentive grants for 1995. These grants consist entirely of shares of performance-based restricted stock.

CHIEF EXECUTIVE OFFICER COMPENSATION

SALARY ACTION

   Chief Executive Officer, Howard E. Cosgrove's salary was increased from $320,000 in 1993 to $345,000 in 1994. In determining the salary adjustment, the Committee took into consideration survey data contained in the EEI Executive Compensation Survey Report which showed that Mr. Cosgrove's salary was below the median of Utility Industry Peers, his strong performance in completing the responsibilities of his position, and the fact that his salary had not been increased since October 1, 1992, which is when he assumed the position of Chairman of the Board, President and Chief Executive Officer. The salary adjustment for 1994 placed Mr. Cosgrove's salary at approximately 92% of the median for Chief Executive Officers in comparably-sized utilities.

ANNUAL INCENTIVE AWARD

   Mr. Cosgrove's annual incentive award for 1994, as shown in the compensation table contained in this Proxy Statement, was based upon the following: (a) actual EPS for the year was 107% of the Company's EPS goal,
(b) of the eight corporate goals which were established for 1994 in the areas of safety, cost, competitive pricing, customer relations, the environment and service reliability, six were met or exceeded, and (c) the Company's average kilowatt hour rate went down an average of 1.1% while its Peer Group increased an average of 1.3%, for a net positive deviation of 2.4% during the period of 1992-1994.

LONG-TERM INCENTIVE PLAN

   Long-term incentive grants represent an important component of the compensation opportunity for the Chief Executive Officer. Consistent with the Company's Long-Term Incentive Plan, the Committee determined the 1994 grants of performance-based restricted stock (reflected in the compensation tables contained in this Proxy Statement) made to Mr. Cosgrove. The initial award of performance-based restricted stock is targeted at providing a long-term opportunity consistent with similar awards made to other utility executives from the Peer Group who earn similar salary levels. The number of shares actually earned, if any, will be awarded in 1998 based on a comparison of the Company's performance, as measured by Total Stockholder Return compared to the Peer Group over the four-year period 1994-1997, as discussed under "Long-Term Incentive Compensation" on page 11.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Compensation Committee is comprised solely of non-officer directors. There are no Compensation Committee interlocks.

COMPENSATION COMMITTEE

      S. I. Gore, Chairperson                   J. H. Gilliam, Jr.
      M. B. Emery                               J. C. Johnson

SUMMARY COMPENSATION TABLE

   The following table sets forth information regarding compensation earned during the past three years by the Company's Chief Executive Officer and by each of the Company's four other most highly-compensated executive officers based on compensation earned during 1994.

                          SUMMARY COMPENSATION TABLE

                                                                                        Long-Term Compensation
                                                                                   --------------------------------
                                                         Annual Compensation                Awards          Payouts
                                                   -----------------------------   ----------------------   -------
                  (a)                       (b)      (c)       (d)        (e)          (f)         (g)        (h)        (i)
                                                                         Other     Restricted   Securities            All Other
                                                                      Annual Com-     Stock     Underlying    LTIP       Com-
                                                                       pensation    Award(s)     Options    Payouts   pensation
      Name and Principal Position          Year   Salary($) Bonus($)       $          $(1)         (#)        ($)       ($)(2)
- - ---------------------------------------   -------  -------   ------   -----------  ----------   ----------  -------   ---------
H. E. Cosgrove  Chairman of the Board      1994    345,000   90,800       -0-          -0-          -0-       -0-       24,118
                President and Chief        1993    320,000   86,400       -0-          -0-          -0-       -0-       28,584
                Executive Officer          1992(3) 245,000      -0-       -0-          -0-        5,900       -0-       32,551
H. R. Landon    Executive Vice President   1994    220,000   57,900       -0-          -0-          -0-       -0-       21,984
                                           1993    200,000   53,600       -0-          -0-          -0-       -0-       25,998(4)
                                           1992    185,000      -0-       -0-          -0-        4,800       -0-       24,464(4)
T. S. Shaw      Senior Vice President/     1994    165,000   42,600       -0-          -0-          -0-       -0-       10,030
                President, Delmarva        1993    150,000   39,800       -0-          -0-          -0-       -0-       11,506
                Capital Investments, Inc.  1992    139,900      -0-       -0-          -0-        1,300       -0-       12,740
R. E. Klesius   Senior Vice President      1994    157,000   39,000       -0-          -0-          -0-       -0-        9,672
                                           1993    150,000   38,300       -0-          -0-          -0-       -0-       10,890
                                           1992    129,300      -0-       -0-          -0-        1,300       -0-       11,446
P.S. Gerritsen  Vice President             1994    152,000   37,700       -0-          -0-          -0-       -0-       14,326
                                           1993    146,200   37,300       -0-          -0-          -0-       -0-       17,108
                                           1992    146,200      -0-       -0-          -0-        2,800       -0-       18,409
#--Number of units   $--Dollar amounts

- - ------

(1) Dividends on shares of performance-based restricted stock are accrued at the same rate as that paid to all holders of Common Stock. Restricted stock awards are reported in the Long- Term Incentive Plan Table on page
    16. As of December 31, 1994: Mr. Cosgrove held 12,180 shares of restricted stock with a value of $269,775 (1,230, 4,880, and 6,070 shares with a grant-date market price of $20.50, $22.75 and $22.00 per share respectively); Mr. Landon held 5,900 shares of restricted stock with a value of $130,010 (990, 2,260, and 2,650 shares with a grant-date market price of $20.50, $22.75 and $22.00 per share respectively); Messrs. Shaw and Klesius each held 2,960 shares of restricted stock with a value of $65,697.50 (280, 1,330 and 1,350 shares with a grant-date market price of $20.50, $22.75 and $22.00 per share respectively); and Mr. Gerritsen held 2,940 shares of restricted stock with a value of $64,545 (590, 1,000 and 1,350 shares with a grant-date market price of $20.50, $22.75 and $22.00 per share respectively).

(2) The amounts of All Other Compensation for each of the five named executive officers for fiscal year 1994 include the following: for Mr. Cosgrove, $5,896 in Company matching contributions to the Company's Savings & Thrift Plan and an accrual of $18,018 for dividend rights acquired through the Company's Long-Term Incentive Plan; for Mr. Landon, $5,456 in Company matching contributions to the Company Savings & Thrift Plan, and an accrual of $16,324 for dividend rights acquired through the Company's Long-Term Incentive Plan; for Mr. Shaw, $4,128 in Company matching contributions to the Company's Savings and Thrift Plan and an accrual of $5,698 for dividend rights acquired through the Company's Long-Term Incentive Plan; for Mr. Klesius, $3,924 in Company matching contributions to the Company's Savings & Thrift Plan and an accrual of

    $5,544 for dividend rights acquired through the Company's Long-Term Incentive Plan; and for Mr. Gerritsen, $3,804 in Company matching contributions to the Company's Savings & Thrift Plan and an accrual of $10,318 for dividend rights acquired through the Company's Long-Term Incentive Plan. In addition, the amounts of All Other Compensation for each of the five named executive officers includes $204 in term life insurance premiums paid by the Company on such officer's behalf (which insurance is provided on an equal basis to all employees of the Company).

(3) H. E. Cosgrove was elected Chairman of the Board and Chief Executive Officer effective October 1, 1992. In accordance with the Proxy Rules of the Securities and Exchange Commission ("SEC"), compensation amounts include compensation for the fiscal year 1992 earned prior to his becoming the Chairman of the Board and Chief Executive Officer.

(4) The amounts in the All Other Compensation column presented in this Proxy Statement for Mr. Landon differ from the disclosures in the 1994 and 1993 Proxy Statements. In each of 1994 and 1993, the Company reported an $80,000 deposit made by the Company to cover future pension liability under the Company's Supplemental Executive Retirement Plan. These amounts should not have been included as compensation in the Summary Compensation Table under the SEC Proxy Rules and, therefore, have been removed.

OPTION EXERCISES DURING 1994 AND YEAR-END OPTION VALUES

   The following table provides information related to options held by the five named executive officers at fiscal year-end 1994. The Board of Directors, at its January 1993 meeting, approved an amendment to the Company's Long-Term Incentive Plan eliminating awards of Common Stock options and dividend rights effective fiscal year 1993. The Company does not grant stock appreciation rights.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FY-END OPTION VALUES

         (a)                   (b)                (c)               (d)                (e)
                                                                 Number of
                                                                 Securities         Value of
                                                                 Underlying        Unexercised
                                                                Unexercised       In-the-Money
                                                                 Options at        Options at
                                                                 FY-End(#)         FY-End ($)
                         Shares Acquired         Value
        Name             on Exercise (#)      Realized ($)      Exercisable      Exercisable(1)
- - -------------------   -------------------   --------------    ---------------   ----------------
H. E. Cosgrove                 --                  --              14,400               -0-
H. R. Landon                   --                  --                  --                --
T. S. Shaw                     --                  --                  --                --
R. E. Klesius                  --                  --               4,400               -0-
P. S. Gerritsen                --                  --                  --                --


- - ------

(1) The unexercised options were out of the money at fiscal year-end because the closing price for the Company's common stock on December 31, 1994, was $18.14, which was lower than the exercise price of the unexercised options ($20.50 and $21.25).

PERFORMANCE-BASED RESTRICTED STOCK GRANTS CHART

   The following table shows the number of shares of performance-based restricted stock that were granted to the five named executive officers as part of the Company's Long-Term Incentive Plan for 1994. It also shows the number of shares of Common Stock that would be awarded if the threshold, target or maximum performance is achieved at the end of the four-year performance period.

           LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                                      Estimated Future
                                                                   Payouts under Non-Stock
                                                                      Price-Based Plans
                                                             -----------------------------------
       (a)               (b)                  (c)                (d)          (e)         (f)
                      Number of          Performance or
                   Shares, Units or    Other Period Until     Threshold     Target      Maximum
      Name         Other Rights(#)    Maturation or Payout       (#)          (#)         (#)
- - ---------------   ----------------   --------------------    -----------   --------   ---------
H. E. Cosgrove          6,070                4 yrs.             1,518        6,070       9,105
H. R. Landon            2,650                4 yrs.               663        2,650       3,975
T. S. Shaw              1,350                4 yrs.               338        1,350       2,025
R. E. Klesius           1,350                4 yrs.               338        1,350       2,025
P. S. Gerritsen         1,350                4 yrs.               338        1,350       2,025

- - ------
(1) Shares of performance-based restricted stock were granted as a part of the Company's Long- Term Incentive Plan. Actual awards are made after the end of a four-year performance cycle and are based on a comparison of the Company's performance, as measured by Total Stockholder Return (stock appreciation and dividends paid), to the Peer Group. The target number of shares will be awarded if the Company's Total Stockholder Return Percentile (4-year cumulative as compared to the Peer Group) is in the 50% to 59.9% range. The threshold number will be awarded if the Total Stockholder Return Percentile is in the 35% to 39.9% range and the maximum number will be awarded if the Stockholder Return Percentile is in the 90% to 100% range.

RETIREMENT PLAN

                              PENSION PLAN TABLE

                                          Annual Retirement Benefits to
                                        Persons in Specified Remuneration
                                       and Years of Service Classifications
  Average Annual        ---------------------------------------------------------------
Earnings for the 5
 Consecutive Years                     Credited Years of Service
 of Earnings that       ---------------------------------------------------------------
   result in the           15         20             25             30            35
  Highest Average        Yrs.(1)      Yrs.           Yrs.           Yrs.          Yrs.
- - ------------------       -------    -------        -------        -------       -------
   $125,000             $21,914    $ 38,445        $ 48,056       $ 57,667      $ 67,278
    200,000              35,594      62,445          78,056         93,667       109,278
    300,000(2)           53,834      94,445         118,056        141,667(3)    165,278(3)
    400,000(2)           72,074     126,445(3)      158,056(3)     189,667(3)    221,278(3)
    500,000(2)           90,314     158,445(3)      198,056(3)     237,667(3)    277,278(3)

- - ------
(1) Represents reduced early retirement benefit payable at age 55.

(2) Effective January 1, 1995, annual compensation recognized in computing Average Annual Earnings under the Retirement Plan may not exceed $235,840 as limited by Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). With the exception of this limitation, and the exclusion of dividend rights granted as part of the Company's Long-Term Incentive Plan and Company contributions under the Savings & Thrift Plan and Supplemental Executive Retirement Plan ("SERP"), Average Annual Earnings include substantially all cash compensation shown in the Summary Compensation Table on page 14. Compensation in excess of the limitation of Section 401(a)(17) is recognized in computing the benefit payable under the SERP.

(3) For 1995, the limit on annual benefits payable under qualified, defined benefit plans is $120,000. The amount in excess of $120,000 in the above table would be payable under the Company's SERP.

   The Company has a trusteed, noncontributory Retirement Plan covering all regular employees. Directors who are not employees of the Company do not participate in the Plan. Subject to the maximum limitation on benefits imposed by Section 415(b) of the Internal Revenue Code, the Retirement Plan provides management employees, including all officers, a retirement income equal to years of service times the sum of (a) plus (b) where (a) is 1.30% of the Average Annual Earnings (for the five consecutive years of earnings that result in the highest annual average) up to the Average Social Security Earnings Base ($25,920 in 1995), and where (b) is 1.60% of such Average Annual Earnings above the Average Social Security Earnings Base. Normal retirement is age 65; however, employees may retire as early as age 55 with an actuarial reduction in benefits and also at age 60 without such reduction, provided they have completed the requisite number of years of service with the Company. Aside from the integration feature of the above-described benefit formula, retirement benefits are not subject to any reduction for Social Security benefits or other offset amounts.

   Annual benefits payable upon retirement will be in the form of a joint and 50% survivor annuity for married individuals and a straight life annuity for single individuals. Both the straight life and joint and survivor forms are paid to management employees in specified remuneration and years of service classifications, as illustrated in the Pension Plan Table on page 17.

   Messrs. Cosgrove, Landon, Shaw, Klesius and Gerritsen have, respectively, 28, 31, 23, 29 and 17 credited years of service under the Company's Retirement Plan.

   In the event of a change in control of the Company, as defined in the Retirement Plan, the Plan's surplus assets are to be allocated to the extent available to (i) satisfy all Plan liabilities, (ii) fund certain post-retirement medical benefits and death benefits and (iii) subject to certain limitations, increase the benefits payable to employees who were active participants on the date of such change in control by crediting each such participant with an additional five years of deemed credited service and five years of deemed salary increases at 5% per year. If the Plan is terminated or merged or benefits are reduced within five years of such change in control, any remaining surplus assets would be allocated to the extent available to (a) provide a 2% cost of living increase for retirees for each year of retirement and (b) subject to certain limitations, increase the benefits payable to employees who were active participants on the date of such termination, merger or benefit curtailment by crediting each such participant with additional years of deemed credited service for the ten-year period following such change in control together with salary increases at 5% per year for such period. The Retirement Plan requires that the obligations described above that are assumed following such a change in control must be funded by the purchase of a guaranteed annuity contract.

SEVERANCE AGREEMENTS AND OTHER PROVISIONS RELATING TO POSSIBLE CHANGE OF
CONTROL

   The Company has entered into severance agreements with the five named executive officers and forty-one other members of management. The severance agreements are intended to encourage the continued dedication of members of the Company's management. These agreements provide potential benefits for such persons upon actual or constructive termination of employment (other than for cause) following a change of control of the Company, as defined in such agreements. Each affected employee would receive a severance payment equal to 2.99 times base salary (as defined in Section 280G of the Internal Revenue Code), and entitlement to Company-paid life, disability, medical and dental benefits for 24 months following termination, as well as an amount in cash equal to the actuarial equivalent value of accrued retirement pension credits equal to 24 months following termination; provided, however, that if any payments under such agreements would not be deductible by the Company as a result of Section 280G of the Internal Revenue Code, the amounts payable under such agreements will be reduced until the entire payment is deductible.

   The Company has the following additional benefit plans containing "change in control" provisions. These plans, for which the five named executive officers are eligible, were established by the Board of Directors. In the event of a change in control: The SERP provides for the Company to satisfy the liabilities accrued under the SERP through the purchase of fully-paid annuity or life insurance contracts; the Company's Management Incentive Compensation Plan provides that, at the option of the participant, the Company will pay all Incentive Awards earned but not distributed; the Company's Management Life Insurance Plan provides for the Company to prepay all premiums to any life insurance policy under this Insurance Plan; and the Company's Long-Term Incentive Plan provides that all restrictions on shares of performance-based restricted stock will lapse immediately, without regard to performance criterion, and shares will be immediately issued to all participants, and all dividends in each Dividend Rights Account will be immediately paid or, at the employee's option, the ongoing obligation to make such payments will continue.

STOCK PERFORMANCE CHART

   The following chart compares the yearly change in the cumulative Total Stockholder Return on the Company's Common Stock during the last five fiscal years ended December 31, 1994, with the cumulative total return of the Standard & Poor's ("S&P") 500 Index and the Dow Jones ("D J") Electric Utilities Index. The comparison assumes $100 was invested on December 31, 1989, in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
          AMONG DELMARVA POWER & LIGHT COMPANY, THE S & P 500 INDEX
                  AND THE DOW JONES ELECTRIC UTILITIES INDEX



     200|------------------------------------------------------------------|
        |                                                                  |
        |                                                                  |
        |                                             #                    |
        |                                             @                    |
     150|---------------------------------------------&------------&-------|
        |                                  @#                              |
  D     |                      #           &                       #       |
  O     |                      &                                           |
  L     |                      @                                   @       |
  L  100|----------#-------------------------------------------------------|
  A     |          &                                                       |
  R     |          @                                                       |
  S     |                                                                  |
        |                                                                  |
      50|------------------------------------------------------------------|
        |                                                                  |
        |                                                                  |
        |                                                                  |
        |                                                                  |
       0|----------|-----------|-----------|-----------|-----------|-------|
                  1990        1991        1992        1993        1994


                                     1990     1991     1992     1993     1994
                                     ----     ----     ----     ----     ----
DELMARVA POWER & LIGHT COMPANY         94      120      141      152      127
S&P 500                                97      126      136      150      152
D J ELECTRIC                          102      132      141      158      138

@=DELMARVA POWER & LIGHT COMPANY   &=S&P 500   #=D J ELECTRIC UTILITIES

* $100 INVESTED ON 12/31/89 IN STOCK OR INDEX.
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING DECEMBER 31.

PROPOSAL NO. 2 -- APPOINTMENT OF THE COMPANY'S INDEPENDENT
PUBLIC ACCOUNTANTS

   Coopers & Lybrand LLP, Certified Public Accountants, have been recommended by the Audit Committee to examine the financial statements of the Company for the year 1995. The By-Laws of the Company require the independent public accountants to be appointed by vote of the holders of Common Stock.

   Representatives of Coopers & Lybrand LLP will be present at the Annual Meeting to respond to appropriate questions and may make such statements as they may desire.

   A favorable vote of the holders of a majority of the Common Stock present and entitled to vote is necessary to appoint Coopers & Lybrand LLP as the Company's independent public accountants.

   Your Board of Directors recommends that you vote FOR the adoption of Proposal No. 2.

                                OTHER MATTERS

   If any other matters are properly brought before the meeting, it is intended that the holders of the proxies will vote thereon in accordance with their best judgment.
                                  * * * * *

STOCKHOLDER PROPOSALS

   Any stockholder proposal intended to be presented at the 1996 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than December 22, 1995, in order to be eligible to be considered for inclusion in the Company's proxy materials relating to that Meeting.

SOLICITATION

   The cost of the solicitation, including the expenses of brokers and others who may forward solicitation material to beneficial owners, will be borne by the Company. Officers and employees of the Company may solicit proxies personally or by telegraph or telephone as well as by use of the mails.

PARTICIPANTS IN THE DIVIDEND REINVESTMENT AND COMMON SHARE PURCHASE PLAN PLEASE NOTE

   The proxy includes the number of shares that are held in your name in the Company's Dividend Reinvestment and Common Share Purchase Plan ("DRIP"). Your vote with respect to the shares that are held in your name is also an instruction for voting the DRIP shares.

                                      D. P. Connelly
                                         Secretary

Wilmington, Delaware, April 21, 1995

                        DIRECTIONS TO CLAYTON HALL --
                     UNIVERSITY OF DELAWARE NORTH CAMPUS
               (WATCH FOR SIGNS DIRECTING YOU TO CLAYTON HALL)

To: Clayton Hall
From: Kirkwood Highway (Rt. 2)

   Drive South on Kirkwood Highway, turn right onto Cleveland Avenue at Porter Chevrolet, drive past 2 traffic lights, turn right onto New London Road (Rt. 896), look for blue signs for Clayton Hall -- University of Delaware North Campus on right (about 1/8 of a mile).

To: Clayton Hall
From: I-95 or Rt. 896

   Exit onto Northbound Rt. 896 Newark exit and continue north on South College Avenue, past the University of Delaware athletic complex, over the bridge and past other University of Delaware buildings until you come to East Main Street. Turn left onto East Main Street (position yourself in the right lane), turn right onto New London Road (Rt. 896), drive up New London Road, pass through one traffic light, look for signs for Clayton Hall -- University of Delaware North Campus on the right (about 1/8 of a mile past traffic light).

                         (SEE MAP ON FOLLOWING PAGE)

                                  NORTH CAMPUS
                             UNIVERSITY OF DELAWARE
                                  CLAYTON HALL












                                      MAP

Proxy                                        Delmarva Power & Light Company
                                Delmarva
                                   Power
===============================================================================
  This proxy when properly executed, will be voted as directed by the stockholder. If no direction is given, the shares represented by this proxy will be voted "FOR" items 1 and 2. This proxy is solicited on behalf of the Board of Directors.

  By signing and dating on the reverse side you authorize James H. Gilliam, Jr., Sarah I. Gore, and H. Ray Landon, or any one of them, each with the power of substitution, to represent and vote your shares of the Company at the Annual Meeting of Stockholders of Delmarva Power & Light Company to be held on May 25, 1995, or at any adjournments thereof, as directed on the reverse side. They are further authorized to vote, in their discretion, upon such other matters as may properly come before said meeting and adjournments thereof.

Nominees for the Election of Directors (3-year term): Howard E. Cosgrove, Audrey K. Doberstein, James C. Johnson, and Weston E. Nellius.

                                                              (See Reverse Side)



The Board of Directors recommends a vote "FOR" items 1 and 2:
===============================================================================
To vote for all nominees, mark an "X" in the "For" box. To withhold authority on any individual nominee, mark an "X" in the "For (except)" box and print the appropriate nominee's name on the line provided.
If no boxes are marked, this Proxy will be voted "FOR" items 1 and 2.

Item No. 1-Election of Directors
 / / For / / Withhold (all) / / For (except)-----------------------------

Item No. 2-Appointment of Coopers & Lybrand LLP as Independent Auditor
 / / For / / Against / / Abstain

                           Signature
                           ----------------------------------------------------

                           Signature
                           ----------------------------------------------------

                           Date                                          , 1995
                           ----------------------------------------------------
                           Please sign name or names as printed on this proxy to authorize the voting of your shares as indicated. Where shares are registered with joint owners, all joint owners should sign. Persons signing as executors, administrators, trustees, etc. should so indicate.